Exhibit 3

October 13, 2022

To:	Jean Reed Adams
c/o Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
One Eastover Center
100 Vision Drive, Suite 400
Jackson, MS 39211
Attn: Tyler Ball
Telephone: 601.351.8959
Email: tball@bakerdonelson.com

From:	Bank of America, N.A.
Bank of America Tower at One Bryant Park
New York, NY 10036

Re:	Share Forward Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Bank of America, N.A. (“BofA”) and Jean Reed Adams (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the Agreement (as defined below).

1.    This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October 13, 2022

Seller:	Counterparty

Buyer:	BofA

Issuer:	Cal-Maine Foods, Inc.

Shares:	The common stock of Issuer, par value USD 0.01 per share (Ticker Symbol: “CALM”).

Initial Number of Shares:	As provided in Annex A to this Confirmation.

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:	Bank of America, N.A.

Upfront Fee:	Counterparty shall pay the Upfront Fee Amount to BofA on the date that falls one Currency Business Day following the Trade Date.

Upfront Fee Amount:	As provided in Annex A to this Confirmation.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that BofA shall have the right, in its absolute discretion, to designate any prior Averaging Date to be the Final Averaging Date for all or part of the Transaction (an “Accelerated Final Averaging Date”) by delivering written notice to Counterparty no later than 8:00 P.M., New York City time, on the Averaging Date immediately following the Accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date in part (a “Partial Acceleration”), BofA shall specify in its written notice to Counterparty accelerating the Final Averaging Date the corresponding percentage of the Transaction that is subject to valuation on the related Valuation Date, and Calculation Agent shall adjust the terms of the Transaction as it deems appropriate, in a commercially reasonable manner, in order to take into account the occurrence of such Partial Acceleration (including cumulative adjustments to take into account all Partial Accelerations that occur during the term of the Transaction).

Scheduled Final Averaging Date:	As provided in Annex A to this Confirmation.

Valuation Date:	The Final Averaging Date.

Applicable Number of Shares:	(i) The Initial Number of Shares multiplied by (ii) the Included Percentage.

Included Percentage:	(i) The number of Included Averaging Dates divided by (ii) the total number of Averaging Dates.

Included Averaging Dates:	Each Averaging Date during the Transaction on which the sum of (i) the VWAP Price and (ii) the Adjustment Amount is greater than or equal to the Limit Price.

Limit Price:	As provided in Annex A to this Confirmation.

Averaging Date Disruption:	Omission; provided that notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) adjust the Included Percentage as it determines appropriate to take into account such Disrupted Day (ii) make a Permitted Adjustment Amount Adjustment and/or (iii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP

Price for such Disrupted Day taking into account the nature and duration of such failure to open or Market Disruption Event, (y) determine the Settlement Price based on an appropriately weighted average reflecting such partially Disrupted Days instead of the arithmetic average described under “Settlement Price” below and (z) adjust the Included Percentage and any Permitted Adjustment Amount Adjustment as it determines appropriate to reflect such partially Disrupted Day. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. A “Permitted Adjustment Amount Adjustment” means that the Adjustment Amount is reduced by the following amount: (x) the then-current Adjustment Amount multiplied by (y) the number of Disrupted Days with respect to which such adjustment is being made divided by the total number of scheduled Averaging Dates.

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that BofA, in its reasonable discretion, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (provided that such policies or procedures are related to legal, regulatory or self-regulatory issues, have been adopted by BofA in good faith and are generally applicable in similar situations and applied to the Transaction hereunder and similar transactions in a non-discriminatory manner), for BofA to refrain from or decrease any market activity in connection with the Transaction. BofA shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:

Settlement Method:	Physical Settlement. On the Settlement Date, Counterparty shall deliver to BofA the Applicable Number of Shares pursuant to Article 9 of the Equity Definitions and, , BofA shall pay to Counterparty the Cash Settlement Amount, on a delivery versus payment basis.

Cash Settlement Amount:	An amount equal to the product of (i) the Applicable Number of Shares multiplied by (ii) the Settlement Price.

Settlement Date:	The date that falls one Settlement Cycle following the Final Averaging Date (or, if such date is not a Currency Business Day, the next following day that is both a Clearance System Business Day and a Currency Business Day).

Forward Price:	The amount equal to the sum of (i) the arithmetic average of the VWAP Prices for all Included Averaging Dates, subject to “Averaging Date Disruption” above, plus (ii) the Adjustment Amount.

VWAP Price:	For any Exchange Business Day, subject to “Averaging Date Disruption” above, the volume weighted average price per Share for such Exchange Business Day based on transactions executed during such Exchange Business Day, in respect of the period from the scheduled opening of the Exchange to the Scheduled Closing Time of the Exchange on such Exchange Business Day, as reported on Bloomberg Page “CALM US <Equity> AQR” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Adjustment Amount:	As provided in Annex A to this Confirmation.

Dividends:

Obligations with Respect to Relevant Cash Dividends:	If there occurs a Relevant Cash Dividend, then Counterparty shall make a cash payment to BofA, on the date the same is paid by Issuer to holders of Shares (whether before or after the Settlement Date), of an amount, as determined by the Calculation Agent, equal to the product of the number of Shares comprising BofA’s short “delta” hedge position in respect of the Transaction immediately prior to the open of business on the ex-dividend date for such Relevant Cash Dividend, and the amount per Share of such Relevant Cash Dividend (such amount to be 100% of the gross amount of such dividend before giving effect to any withholding or deduction).

Relevant Cash Dividend:	Any cash dividend or distribution on the Shares for which the ex-dividend date occurs from but excluding the Trade Date to and including the date on which Counterparty has satisfied all of its payment and delivery obligations hereunder in respect of the Settlement Date. For the avoidance of doubt, a Relevant Cash Dividend shall not constitute an Extraordinary Dividend.
Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Limitation on Certain Adjustments:	Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment as a result of a Potential Adjustment Event (other than a Potential Adjustment Event described in Section 11.2(e)(i) or (ii)(A) of the Equity Definitions) or an Extraordinary Event shall increase the Initial Number of Shares. Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of the Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.
Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Provisions applicable to Merger Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Section 11 below, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Inapplicable

Increased Cost of Hedging:	Inapplicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points per annum

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA.

Determining Party:	For all Extraordinary Events, BofA.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.    Account Details:

(a) Account for payments to Counterparty: As provided in Annex B to this Confirmation.

(b) Account for delivery of shares to BofA: As provided in Annex B to this Confirmation.

4.    Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of BofA for the Transaction is: New York

5.    Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

Jean Reed Adams

c/o Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

One Eastover Center

100 Vision Drive, Suite 400

Jackson, MS 39211

Attn: Tyler Ball

Telephone: 601.351.8959

Email: tball@bakerdonelson.com

(b) Address for notices or communications to BofA:

Bank of America, N.A.

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: Rohan Handa

Telephone: 646-855-8654

Email: rohan.handa@bofa.com

6.    Additional Provisions Relating to Transactions in the Shares.

(a)    It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether BofA effects any sales of Shares in connection with the Transaction, (B) during the period beginning on (and including) the date of this Confirmation and ending on (and including) the Final Averaging Date, Counterparty shall not, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of BofA or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material nonpublic information regarding Issuer or the Shares.

7.    Conditions.

(a)    Credit Support Documents. As a condition to the effectiveness of this Confirmation, the parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on the Trade Date granting, on the terms set forth therein, a first priority security interest to BofA in a number of Shares at least equal to the Initial Number of Shares (the “Collateral Shares”), and Counterparty shall have pledged and delivered to BofA in the manner and by the time specified in the Pledge Agreement the Collateral Shares as security for Counterparty’s obligations hereunder, under the Agreement and under the Pledge Agreement, all as provided in the Pledge Agreement, and Counterparty shall provide BofA with evidence reasonably satisfactory to BofA of its instruction to its custodian to deliver such number of Shares to the Collateral Account (as defined in the Pledge Agreement, and such instruction, the “Transfer Instruction”). It shall be an immediate Event of Default under the Agreement if Counterparty fails to pledge and deliver to BofA in the manner and by the time specified in the Pledge Agreement the Collateral Shares as security for Counterparty’s obligations hereunder, under the Agreement and under the Pledge Agreement, all as provided in the Pledge Agreement. The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement with respect to Counterparty.

(b)    Conditions to BofA’s Payment Obligation. The obligations of BofA hereunder are subject to the satisfaction of the following conditions:

(i)

The representations and warranties of Counterparty contained in Section 8 below, in the Agreement (including as may be modified herein) and in the Pledge Agreement being true and correct in all material respects as of the Trade Date.

(ii)

Counterparty shall have performed in all material respects all of the covenants and obligations to be performed by it hereunder, under the Agreement (including as may be modified herein) and under the Pledge Agreement on or prior to such Settlement Date.

(iii)	BofA shall have received opinions of counsel to Counterparty, in form and substance reasonably satisfactory to BofA.

8.    Representations, Warranties and Agreements.

(a)    In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i)    As of the Trade Date, Counterparty is not aware of any material nonpublic information regarding Issuer or the Shares.

(ii)    Neither the Transaction nor any related sales of Shares contemplated herein violate or are prohibited or limited by any law, rule, regulatory or contractual restriction (including any lock-up or rights agreements between Counterparty and Issuer) or undertaking binding on Counterparty.

(iii)    Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(iv)    The Collateral Shares delivered to BofA and the Shares delivered in settlement of each Transaction have never been, are not and will not be subject to the rules of any community property state.

(v)    On the Trade Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(vi)    [Reserved]

(vii)    Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(viii)    Counterparty is (i) an individual U.S. resident for U.S. federal income tax purposes and (ii) a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(ix)    As of the date of this Confirmation, and as of the Trade Date hereunder, Counterparty has not entered into any outstanding agreement with respect to the sale of Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise), with any broker or dealer other than BofA or its affiliates, and other than under this Confirmation, and Counterparty covenants and agrees that it will not enter into any other agreement with respect to the sale of Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise) prior to the Final Averaging Date.

(x)    Counterparty is and will be materially in compliance with its applicable reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act, and Counterparty will provide BofA with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(xi)    Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that BofA or an affiliate of BofA effects in establishing BofA’s hedge position with respect to the Transaction.

(xii)    Counterparty (A) agrees that it shall notify BofA immediately of its intention to (i) purchase Shares or any other equity security of Issuer in an amount that would cause Counterparty to become the beneficial owner, directly or indirectly (including as the result of aggregation with any other person or through any “group” within the meaning of Section 13 of the Exchange Act of which Counterparty is part), of more than 8.0% of the outstanding shares of any equity security of Issuer, or (ii) accept a position as an officer or director of Issuer, and (C) is not, and agrees that it shall notify BofA immediately of its intention to take any action that could reasonably be expected to result in Counterparty becoming, (i) an “insider” within the meaning of Section 16 of the Exchange Act or (ii) an “affiliate” within the meaning of Section 101 of Title 11 of the Bankruptcy Code, of the Issuer. Counterparty shall not take any such action unless a period of thirty (30) calendar days shall have elapsed after receipt of such notice by BofA and BofA shall not have objected in writing to such action during such period.

(xiii)    Counterparty does not know or have any reason to believe that Issuer has not complied with the reporting requirements set forth in Rule 144(c)(1) under the Securities Act.

(xiv)    Counterparty is not subject to any corporate policy of Issuer or other rules or regulations of Issuer applicable to Issuer’s affiliates, including, but not limited to, Issuer’s window period policy, other than pursuant to the ARCS.

(xv)    From the date three months prior to the Trade Date, neither Counterparty nor any person who would be considered to be the same “person” (as such term is used in Rule 144(a)(2) under the Securities Act) as Counterparty has sold or loaned any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares.

(xvi)    Counterparty has, on or prior to the Trade Date, transmitted for filing with the Securities and Exchange Commission (the “SEC”) a Form 144 with respect to the Transaction, and will file any amendments thereto necessary pursuant to Rule 144 or any related interpretations of the SEC. Counterparty promptly will provide BofA with a copy of all such filings.

(xvii)    The parties intend that this Confirmation constitute a “contract” as described in both the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the SEC staff (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to the Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (the “Interpretive Letters”)

(xviii)    Counterparty’s holding period with respect to such Shares (calculated in accordance with Rule 144(d) under the Securities Act) commenced, more than one (1) year prior to the Trade Date.

(xix)    Issuer is not, and has not been at any time previously, an issuer described in Rule 144(i)(1) of the Securities Act, such as a special purpose acquisition company (SPAC) or blank-check company.

(xx)     Counterparty has obtained all consents, waivers, approvals, authorizations or orders (the “Approvals”) required to be obtained, and made all filings required to be made, by Counterparty, including, without limitation, all Approvals and filings required to be obtained or made under that certain Agreement Regarding Common Stock, dated July 20, 2018 by and among Counterparty, Issuer, and certain other parties thereto (the “ARCS”), for the authorization, execution and delivery of the Agreement, this Confirmation and the Pledge Agreement, and the consummation by Counterparty of the Transaction and the transactions contemplated hereby and thereby (including any exercise of remedies with respect to any Collateral to the extent permitted under the Pledge Agreement).

(xxi)    Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(b)    BofA represents and warrants to Counterparty that BoA is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”), by virtue of being a corporation, partnership, proprietorship, organization, trust or other entity that has total assets exceeding $10,000,000. Counterparty represents and warrants to BofA that Counterparty is an “eligible contract participant” as defined in Section 1a(18) of the CEA by virtue of being an individual who has amounts invested on a discretionary basis in excess of $10,000,000.

(c)    Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)    Counterparty agrees and acknowledges that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a

“payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)

(i) BofA (or its affiliate) shall sell a number of Shares equal to the Applicable Number of Shares in accordance with the requirements of the Interpretive Letters (including without limitation in compliance with the “manner of sale” requirements of paragraphs (f) and (g) of Rule 144); and

(ii) the aggregate number of Shares sold by BofA or its affiliate(s) on any day in connection with this Transaction, together with all sales of Shares by BofA or its affiliate(s) within the three months preceding such day in connection with the Transaction (in each case other than any sales made by BofA or its affiliate(s) in connection with dynamic hedge adjustments of BofA’s exposure to the Transaction as a result of any equity optionality contained in the Transaction), will not exceed the Applicable Number of Shares;

9.    Additional Termination Events.

Each of the following shall be an Additional Termination Event with respect to which Counterparty is the sole Affected Party:

(a)    Counterparty shall have become a target of or a defendant in any investigation, proceeding or action relating to, or shall be indicted for, or shall be convicted of, or plead guilty or plead nolo contendere to (i) any felony or (ii) any other crime relating to securities transactions or investment management or involving fraud or breach of trust;

(b)    Counterparty shall have become subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined below), which, in any such case, is reasonably likely to have a material adverse effect on Counterparty. For purposes of this paragraph, the term “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; or

(c)    Counterparty (i) dies, (ii) is declared by a court of competent jurisdiction to be incompetent due to a physical, mental or emotional condition resulting from injury, sickness, disease or other cause (notwithstanding the appointment of a guardian, conservator or other legal representative for Counterparty) or (iii) becomes unable to act in a prudent, timely and effective manner as a consequence of any accident, physical or mental condition (whether organic or psychological) or other similar cause, for an indefinite period of time (notwithstanding the appointment of a guardian, conservator or other legal representative for Counterparty), as determined by the Calculation Agent.

10.    Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)    On any Averaging Date, BofA and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b)    BofA and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c)    BofA shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price, subject to compliance with applicable laws; and

(d)    Any market activities of BofA and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

11.    Special Provisions regarding Transaction Announcements.

(a)    If a Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any of the other terms of the Transaction (including without limitation, the Settlement Price) as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of the Transaction Announcement.

(b)    “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent is likely to result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and to “50%” by “85%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer and (v) any transaction in which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.    Other Provisions.

(a)    Indemnification. In the event that BofA or the Calculation Agent or any of their Affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Confirmation, Counterparty shall reimburse BofA or the Calculation Agent or such Affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold BofA or the Calculation Agent or such Affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which BofA or the Calculation Agent or such Affiliate may become subject in connection with any such action, proceeding or investigation; provided that such reimbursement shall not be required in the event any such losses, claims, damages or liabilities arise as a result of a breach by BofA or the Calculation Agent or any such Affiliate of any of its covenants or obligations hereunder, or a violation of applicable law by, or gross negligence, willful misconduct or bad faith of, BofA, the Calculation Agent or such Affiliate. If for any reason the foregoing indemnification is unavailable to BofA or the Calculation Agent or such Affiliate or insufficient to hold it harmless, then Counterparty shall contribute to the amount paid or payable by BofA or the Calculation Agent or such Affiliate as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Counterparty on the one hand and BofA or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by Counterparty on the one hand and BofA or the Calculation Agent or such Affiliate on the other hand in the matters contemplated by this Confirmation but also the relative fault of Counterparty and BofA or the Calculation Agent or such Affiliate with respect to such losses, claims, damages or liabilities and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of Counterparty under this Section 12(a) shall be in addition to any liability that Counterparty may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of BofA or the Calculation Agent and their Affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Counterparty, BofA or the Calculation Agent, any such Affiliate and any such person. Counterparty also agrees that neither BofA, the Calculation Agent nor any of such Affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to Counterparty for or in connection with any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith, or violation of applicable law of BofA or the Calculation Agent or a breach by BofA or the Calculation Agent of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of the Transaction.

(b)    Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(c)    Transfer and Assignment. BofA may transfer or assign, without the prior consent of Counterparty, its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its Affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, BofA, in each case, (1) that has a long-term issuer rating that is equal to or better than BofA’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by BofA generally for similar transactions, by BofA or BofA’s ultimate parent; provided that (A) Counterparty will not, as a result of such transfer or assignment, be required to pay to such entity on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount which Counterparty would have been required to pay to BofA in the absence of such transfer or assignment and BofA will cause the transferee to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine its withholding obligations; (B) Counterparty will not, as a result of such transfer or assignment, receive from BofA on any payment date a payment from which an amount has been withheld or deducted on account of taxes in excess of that which BofA would have been required to so withhold or deduct in the absence of such transfer or assignment, unless such entity agrees to make additional payments such that Counterparty receives the same amount as it would have received from BofA; (C) any such transfer or assignment does not otherwise have any material adverse tax implications for Counterparty or (D) such transfer or assignment does not impose on Counterparty any regulatory requirements that were not applicable prior to such transfer or assignment.

(d)    Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;

(ii)    The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)    Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”;

(iv)    Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(v)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (I) subsection (A) in its entirety, (II) the phrase “or (B)” following subsection (A) and (III) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; and

(vi)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (B) deleting subsection (C) in its entirety and deleting the word “or” immediately preceding subsection (C); (C) inserting after the phrase “If such notice is not given” in the third sentence thereof the words “or the Non-Hedging Party has not elected an alternative specified in clause (A) or (B) above”; (D) replacing in the penultimate sentence the words “either party” with “the Hedging Party”; and (E) deleting clause (X) and the words “or (Y)” in the final sentence.

(e)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(f)    Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(g)    Termination Currency. The Termination Currency shall be USD.

(h)    Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow or Illegality).

(i)    Tax Matters.

(i)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)

Tax documentation. Counterparty shall provide to BofA a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by BofA, and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete, invalid or incorrect. Additionally, Counterparty shall, promptly upon request by BofA, provide such other tax forms and documents requested by BofA.

(iii)

HIRE Act. To the extent that either party to the Agreement with respect to the Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to the Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to the Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to the Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of the Transaction.

(iv) Tax Representations.

(A) For purposes of Section 3(f) of the Agreement, Counterparty represents that she is an individual U.S. resident for U.S. federal income tax purposes and a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes

(B) For purposes of Section 3(f) of the Agreement, BofA represents that:

a.	It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes; and

b.

It is a national banking association organized and existing under the laws of the United States of America, and is an exempt recipient under Section 1.6049- 4(c)(1)(ii) of the United States Treasury Regulations.

(v)    Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.

(j)     U.S. Resolution Stay. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA

U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” BofA shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to BofA replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(k)    Amendments with respect to the Agreement. Section 3(a)(v) of the Agreement is hereby amended by inserting the words “against Counterparty and his or her heirs, distributees, executors, administrators, guardian, conservator, successors and assigns” between the word “enforceable” and the words “in accordance with their respective terms” therein.

(l)    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(m)    Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

[Signature Page Follows]

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by email or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Rohan Handa
Name:	Rohan Handa
Title:	Managing Director

[Signature Page Follows.]

[Signature Page to Confirmation]

Confirmed as of the date first above written:

By:	/s/ Jean Reed Adams
Name:	Jean Reed Adams

[Signature Page to Confirmation]

ANNEX A

Initial Number of Shares:	[*]

Scheduled Final Averaging Date:	[*]

Upfront Fee Amount:	[*]

Limit Price:	[*]

Adjustment Amount:	[*]

A-1

ANNEX B

Account for payments to Counterparty:

Address:	[*]
ABA Routing No.:	[*]
Beneficiary:	[*]
Account No.:	[*]

For further credit to:

Account Name:	[*]
Account Number:	[*]

Account for delivery of shares to BofA: [*]

B-1